United Bank completed the first quarter of 2005 with the continued success that was seen through 2004. The challenges presented by Hurricane Ivan, combined with the altered working environments that are still present today, provide ample opportunities for comparing last year’s achievements to this year’s strong beginning. Ending in March, the bank’s assets total $311,639,000 up 18.30% from a year ago. An even greater growth was reported in total deposits and repurchase agreements with an increase of 21.40%, resulting in a total of $274,512,000. Equally encouraging is the consistent rise of loan productivity in the first quarter. The bank has increased gross loan volume by 12.38% from last year, totaling $203,066,000. Net Income for this period totaled $743,000 a 30.8% increase over the same period last year. Asset growth along with improved margins contributed to these results.

The above success is the product of intense involvement and focus from all areas and markets of the bank. However, that requirement has not limited the bank’s intent for full recovery and continued growth. On March 15, United Bank celebrated the grand reopening of the Monroeville office. Much to the delight of the staff and customers alike in Monroe County, the completely redesigned facility has been well received and has also served as a testament to the bank’s resilient abilities. The restoration process continues at the corporate office in Atmore. Temporary facilities are still being used as repairs to the building’s interior and exterior are conducted on a daily basis. As recovery continues in Alabama, growth continues in our other markets. Plans are being finalized for the construction of permanent offices in Milton and Jay, Florida and on Highway 98 in Magnolia Springs, Alabama.

The recovery time from Hurricane Ivan has been challenging indeed. Our bank and communities are not finished but to see the willingness to adapt, overcome, and succeed has been more than inspirational. As we progress, your involvement and input toward your bank will continue to be appreciated.

Robert R. Jones, III
President & CEO

STATEMENT OF CONDITION
At the close of business March 31
(Unaudited)
(000’s)

	2005	2004
Assets
Cash & due from banks	$12,877	$9,122

Investment Securities	72,149	58,547
Federal Funds sold	13,450	6,251
Loans, net	200,412	178,510

Bank premises & equipment, net	3,893	4,177
Accrued interest receivable & other assets	8,858	6,767

TOTAL ASSETS	$311,639	$263,374

Liabilities & Stockholders’ Equity
Deposits	250,103	208,694
Repurchase Agreements	24,409	17,355
Other borrowed funds	9,217	10,017
Accrued interest payable & other liabilities	966	1,128

Total Liabilities	$284,695	$237,194

Stockholders’ equity:

Class A common stock. Authorized 2,500 shares of $10.00 par value; 2,500 shares issued and outstanding	25	25

Class B common stock. Authorized 5,000 shares of $1.00 par value; 3,000 shares issued and outstanding	3	3

Surplus	4,154	4,154
Retained Earnings	22,762	21,998

Total stockholders’ equity	26,944	26,180

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$311,639	$263,374

Member Federal Deposit Insurance Corporation

D i r e c t o r s

David D. Swift, Chairman
William J. Justice, P.D., Vice Chairman
Robert R. Jones, III, President and CEO
Michael R. Andreoli
Dale M. Ash
David A. Bagwell
L.Walter Grim
Leslie H. Cunningham
H. Leon Esneul
J. Carl Mixon
Bobby W. Sawyer
J.W. Trawick
Eddie L. Tullis

Di r e c t o r s  E m e r i t u s

W.E. Broughton	Claude S. Swift
John E. Conn, Jr.	John B. Swift, Jr.
Willie W. Saucer	James Witherington

L o c a t i o n s

Atmore
200 East Nashville Ave.	251.368.2525
105 Lindberg Ave.

Bay Minette
404 Courthouse	251.937.0052
615 McMeans Ave.

Flomaton
705 Sidney Manning Blvd.	251.296.3493

Foley
516 S. McKenzie St.	251.943.2020

Frisco City
4285 Bowden St.	251.267.3161

Lillian
34354 U.S. Hwy. 98	251.962.2010

Magnolia Springs
12143 Magnolia Springs Hwy.	251.965.4040

Monroeville
1588 South Alabama Ave.	251.743.3161

Silverhill
21950 Broad St.	251.945.1902

Summerdale
1015 Southwest 1st St.	251.989.9070

Jay, FL
207 Spring St.	850.675.6000

Milton, FL (LPO)
5941 Berryhill Rd.	850.981.3352

A T M s

Atmore, Bay Minette, Flomaton, Foley, Frisco City, Lillian,
Monroeville, Silverhill
Diamond Oil, 2950 S. Alabama st. Monroeville
Hickey’s BP, Hwy 31, Perdido
South Baldwin Regional Medical Center Hwy. 59, Foley

     www.ubankal.com • www.ubankfl.com